 Exhibit 99.1

Enservco Receives Letter of Non-Compliance from NYSE American

DENVER, CO –

February 19, 2020 – Enservco Corporation (NYSE American: ENSV) (“the Company”), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced that the NYSE American LLC (the “NYSE American”) has approved the Company’s plan to regain compliance with the NYSE’s continued listing standard related to stockholders’ equity.  Accordingly, Enservco’s common stock will continue to be listed on the NYSE American pursuant to an extension.

The Company is not in compliance with Sections 1003(a)(i) and (ii) of the NYSE’s Company Guide in that it has reported stockholders’ equity of less than $2 million as of September 30, 2019, and reported losses from continuing operations and/or net losses in its four most recent fiscal years.

The Company’s compliance plan calls for Enservco to achieve a stockholders’ equity balance of at least $6.0 million by June 3, 2021.  Under terms of the extension, Enservco will be required to demonstrate progress toward its stockholders’ equity compliance plan and to provide the NYSE American with quarterly updates.

About Enservco

Through its various operating subsidiaries, Enservco provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer and related services.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2018, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include the Company’s ability to regain compliance with the NYSE American’s listing requirements. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco.  Enservco disclaims any obligation to update any forward-looking statement made herein.

Contact:

Pfeiffer High Investor Relations, Inc.

Jay Pfeiffer

Phone: 303-880-9000

Email: jay@pfeifferhigh.com